As filed with the Securities and Exchange Commission on March 31, 2017

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRILINC GLOBAL IMPACT FUND, LLC

(Exact name of registrant as specified in its charter)

Delaware	6199	36-4732802
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(310) 997-0580

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gloria S. Nelund

Chairman, Chief Executive Officer and President

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(310) 997-0580

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Judith D. Fryer, Esq.

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, New York 10166

Phone: (212) 801-9330

Fax: (212) 805-9330

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☒

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend reinvestment plans, check the following box:    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of our units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Title of each class of securities to be registered	Amount to be Registered	Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Amount of Registration Fee
Class A, Class C and Class I Units	8,310,249.31	$9.025	$75,000,000	$8,692.50
(1)	Units offered pursuant to the DRP will be offered at the greater of $9.025 or the most recently determined net asset value per unit for each class of units, which is currently less than $9.025, so Class A, Class C and Class I units will initially be offered at $9.025 per unit.

AMENDED AND RESTATED DISTRIBUTION REINVESTMENT PLAN

Maximum Offering of $75,000,000 in Units of Limited Liability Company Interests

TriLinc Global Impact Fund, LLC is a Delaware limited liability company (the “Company”) that makes and will continue to make impact investments primarily in Small and Medium Enterprises, or SMEs, which we generally define as those businesses having less than 500 employees, primarily in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact.

We have established a second amended and restated distribution reinvestment plan, or the DRP, designed to provide interested investors in our units with an economical and convenient method of increasing their investment in us by investing all or a portion of their cash distributions in additional units of the same class through the DRP. Our DRP is attached hereto as Appendix A. Some of the significant features of the DRP are as follows:

•	Our current unitholders may purchase additional units, if desired, by automatically reinvesting all or a portion of their cash distributions attributable to the class of units they own in units of the same class under the DRP.

•	Units offered pursuant to the DRP will be offered at the greater of $9.025 per unit or 100% of the most recently determined estimated net asset value per unit for each class of units. Because the current net asset value per unit for each class of units is less than $9.025 per unit, units will initially be offered at $9.025 per Class A, Class C and Class I units.

•	Unitholders may participate in the DRP by completing and executing an account update form. An account update form is attached hereto as Appendix B and may be obtained at any time by calling TriLinc Global Impact Fund, LLC at (310) 997-0580 or by writing to us at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266. If you are already enrolled in the DRP, no action is required.

•	You may discontinue reinvestment of distributions under the DRP with respect to some or all of your units at any time by delivering written notice to the plan administrator. A withdrawal from participation in the DRP will be effective with respect to a distribution payment date only if written notice of termination is received by the plan administrator at least fifteen (15) days before that distribution payment date.

•	We may amend, suspend or terminate the DRP at any time by providing written notice to all participants at least ten (10) days prior to the effective date of the amendment, supplement or termination.

•	You will continue to be taxed on your allocable share of our income, notwithstanding your election to reinvest distributions by participating in the DRP.

•	There is no public trading market for our units, and there can be no assurance that a market will develop in the future.

Investing in our units may be considered speculative and involves a high degree of risk, including the risk of a substantial loss of investment. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” on page 3 of this prospectus, as well as under Item 1A of Part I of our most recent Annual Report on Form 10-K, as the same may be updated from time to time by future filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference into this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Incorporation by Reference” and “Available Information,” carefully before you invest in units of our limited liability company interests.

The date of this prospectus is March 31, 2017

SUITABILITY STANDARDS

The units we are offering are suitable only as a long-term investment for persons of adequate financial means and who have no need for liquidity in this investment. Because there is not expected to be any public market for our units, you may have difficulty selling any units that you purchase. You should not buy our units if you need to sell them immediately or if you will need to sell them quickly in the future.

In consideration of these factors, we have established suitability standards for investors in this offering and subsequent participants in the DRP. These suitability standards require that a purchaser of units have either:

•	a net worth of at least $250,000; or

•	gross annual income of at least $70,000 and a net worth of at least $70,000.

Our suitability standards also require that a potential investor (1) can reasonably benefit from an investment in us based on such investor’s overall investment objectives and portfolio structuring; (2) is able to bear the economic risk of the investment based on the prospective unitholder’s overall financial situation; and (3) has apparent understanding of (a) the fundamental risks of the investment, (b) the risk that such investor may lose his or her entire investment, (c) the lack of liquidity and restrictions on transferability of the units and (d) the tax consequences of the investment. Persons who meet these standards are most likely to benefit from an investment in our Company.

The following states have established suitability standards different from those we have established. Units will be sold only to investors in these states who meet the special suitability standards set forth below.

California—In addition to the minimum suitability standards described above, a California investor must have either: (i) a minimum net worth of $350,000 (exclusive of home, auto and furnishings); or (ii) a minimum annual gross income of $85,000 and a net worth of $150,000 (exclusive of home, auto and furnishings). In addition, a California investor’s maximum investment in us may not exceed 10% of such investor’s net worth.

Massachusetts—Massachusetts investors may not invest more than 10% of their liquid net worth in us and other non-traded direct participation programs. For Massachusetts residents, “liquid net worth” is that portion of an investor’s net worth (assets minus liabilities) that is comprised of cash, cash equivalents and readily marketable securities.

Ohio—In addition to the minimum suitability standards described above, an Ohio investor must have a liquid net worth of at least ten times such Ohio resident’s investment in us, our affiliates, and in non-traded business development companies. Liquid net worth is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.

Oregon—In addition to the minimum suitability standards described above, Oregon investors must have a net worth of at least ten times their investment in us.

For purposes of determining the suitability of an investor, net worth (total assets minus total liabilities) in all cases should be calculated excluding the value of an investor’s home, home furnishings and automobiles. In the case of sales to fiduciary accounts (such as individual retirement accounts, or IRAs, Keogh Plans or pension or profit-sharing plans), these suitability standards must be met by the fiduciary account, by the person who directly or indirectly supplied the funds for the purchase of the units if such person is the fiduciary or by the beneficiary of the account.

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PROSPECTUS SUMMARY

This prospectus summary highlights material information regarding our business and this offering. Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the “Risk Factors” section, before making a decision to participate in the DRP. You should also review the section of this prospectus titled “Incorporation by Reference.”

TriLinc Global Impact Fund, LLC

TriLinc Global Impact Fund, LLC is a Delaware limited liability company that makes impact investments in Small and Medium Enterprises, or SMEs, which we define as those businesses having less than 500 employees, primarily in developing economies that provide the opportunity to achieve both competitive financial returns and positive measurable impact. To a lesser extent, we may also make impact investments in companies that may not meet our technical definition of SMEs due to a larger number of employees but that also provide the opportunity to achieve both competitive financial returns and positive measurable impact. We generally expect that such investments will have similar investment characteristics as SMEs as defined by us. We invest in SMEs and similar impact investments by using local market sub-advisors and investing in a diversified portfolio of financial assets, including trade finance, direct loans, convertible debt instruments, structured credit and preferred and common equity investments. The majority of our assets consist of collateralized private debt instruments, which we believe offer opportunities for competitive risk-adjusted returns through income generation. We are externally managed and advised by our Advisor, TriLinc Advisors, LLC (“Advisor”).

Our office is located at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266. Our telephone number is (310) 997-0580. Information regarding our Company is also available on our website at www.trilincglobalimpactfund.com. The information contained on our website is not incorporated into this prospectus, and you should not consider that information to be part of this prospectus.

Terms of this Offering

We are offering a maximum of $75,000,000 in Class A, Class C and Class I units of our limited liability company interests to our existing unitholders pursuant to the DRP. Units issued pursuant to the DRP are being offered at the greater of $9.025 per unit or the most recently determined net asset value per unit of each class of units, which as of December 31, 2016 was $8.534 for Class A units, $8.254 for Class C units and $8.534 for Class I units. Accordingly, units will initially be offered at $9.025 per Class A, Class C and Class I units.

We will offer units pursuant to the DRP until we sell all $75,000,000 worth of units in this offering, although our board may determine to terminate this offering prior thereto. This offering must be registered or exempt from registration in every state in which we offer or sell units. If this offering is not exempt from registration, the required registration generally is for a period of one year. Therefore, we may have to stop selling units in any state in which the registration is not renewed annually and the offering is not otherwise exempt from registration.

Distribution Reinvestment Plan

This prospectus describes the DRP, which is designed to offer our existing unitholders a simple and convenient way to invest their cash distributions in additional units of our limited liability company interests without paying any selling commissions, dealer manager fees, distribution fees or other sales charges. However, participation in the DRP will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such units. We may amend, suspend or terminate the DRP for any reason, except that we may not amend the DRP to eliminate a participant’s ability to withdraw from the DRP, upon ten (10) days prior written notice to participants.

Use of Proceeds

We expect to use the net proceeds from the sale of units under our DRP to repurchase units under our unit repurchase program, make additional investments and for general Company purposes, including the payment of expenses from prior offerings. We will pay actual expenses incurred in connection with the registration and offering of our DRP units, including but not limited to legal fees, printing expenses, mailing costs, SEC and blue sky registration fees, and other accountable offering expenses, in our sole discretion. These offering expenses are currently estimated to be approximately $106,162.50.

YOU SHOULD RECOGNIZE THAT YOU MAY NOT PROFIT, AND MAY INCUR A LOSS, ON THE UNITS YOU ACQUIRE UNDER THE DRP.

Incorporation by Reference

This prospectus incorporates by reference documents previously filed with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016 and all future documents we file pursuant to certain sections of the Exchange Act. These documents contain information about us which supplements the information in this prospectus. See “Incorporation by Reference.”

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” under Item 1A of Part I of our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus, before making an investment decision, as the same may be updated from time to time by our future filings under the Exchange Act, which are incorporated by reference into this prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements, which relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus involve risks and uncertainties, including statements as to:

•	our future operating results;

•	our ability to raise capital in this offering;

•	our ability to purchase or make investments;

•	our business prospects and the prospects of our borrowers;

•	the economic, social and/or environmental impact of the investments that we expect to make;

•	our contractual arrangements and relationships with third parties;

•	our ability to make distributions to our unitholders;

•	the dependence of our future success on the general economy and its impact on the companies in which we invest;

•	the availability of cash flow from operating activities for distributions and payment of operating expenses;

•	the performance of our Advisor, our sub-advisors and our Sponsor;

•	our dependence on the resources and personnel of our Advisor and the financial resources of our Sponsor;

•	the ability of our borrowers to make required payments;

•	our Advisor’s ability to attract and retain sufficient personnel to support our growth and operations;

•	the lack of a public trading market for our units;

•	our limited operating history;

•	any failure in our Advisor’s or sub-advisors’ due diligence to identify all relevant facts in our underwriting process or otherwise;

•	the ability of our sub-advisors and borrowers to achieve their objectives;

•	our ability to obtain financing;

•	performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash provided by these investments;

•	the effectiveness of our portfolio management techniques and strategies;

•	the adequacy of our cash resources and working capital;

•	failure to maintain effective internal controls; and

•	the loss of our exemption from the definition of an “investment company” under the Investment Company Act of 1940, as amended.

The foregoing list of factors is not exhaustive. All forward-looking statements included in this prospectus are based on information available to us on the date hereof and we are under no duty to update any of the forward- looking statements after the date of this prospectus to conform these statements to actual results.

As discussed under “Risk Factors” on page 3 of this prospectus, factors that could have a material adverse effect on our operations and future prospects are set forth in our filings with the SEC, including in Part I, Item 1A of our most recent Annual Report on Form 10-K under the heading “Risk Factors” in such reports.

We use words such as “anticipates,” “believes,” “expects,” “intends” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus.

SUMMARY OF OUR DISTRIBUTION REINVESTMENT PLAN

What is the purpose of the DRP?

The DRP is designed to provide interested investors in our units with a simple and convenient method of increasing their investments in us by investing all or a portion of their cash distributions in additional units of the same class through the DRP, without paying any selling commissions, dealer manager fees or distribution fees. While there are no additional distribution fees that will be paid for any Class C units sold pursuant to this offering, distribution fees have been and may be paid on an ongoing basis for Class C units sold pursuant to other Company offerings. Because distribution fees payable with respect to Class C units sold in other offerings are paid from and reduce the amount available for distribution on all Class C units, distributions will be reduced for Class C units purchased pursuant to the DRP. This will result in lower cash distributions with respect to Class C units than the cash distributions with respect to Class A and Class I units. Our DRP is attached hereto as Appendix A. We expect to use substantially all of the net proceeds from the sale of units under the DRP to repurchase units under our unit repurchase program, make additional investments and for general Company purposes.

How are my distributions reinvested?

If you choose to participate in the DRP, we will apply distributions on the units registered in your name to purchase additional units for you. Purchases will be made directly from us, and will be in the same class as the units for which you received the distributions that are being invested. Participants may participate in the DRP with respect to all or a portion of the units of limited liability company interests owned by them. The allocation of units of our limited liability company interests among participants may result in the ownership of fractional units.

The distributions paid on units acquired through the DRP will continue to be reinvested unless you elect to have them paid in cash by changing your investment option.

What is the purchase price of units in the DRP?

There is no public trading market for the units of our limited liability company interests, and there can be no assurance that a market will develop in the future. Units of Class A, Class C and Class I of our limited liability company interests issued pursuant to the DRP are initially being offered at $9.025 per unit, which is the greater of $9.025 or the most recent estimated net asset value per unit of each class of units.

The selling price of units of limited liability company interests issued pursuant to the DRP may not be indicative of the price at which such units may trade if they were listed on an exchange or of the proceeds that a unitholder may receive if we liquidated or dissolved.

Who is eligible to participate in the DRP?

You are eligible to participate in our DRP if you are a holder of record of units of our limited liability company interests. In addition, we have established suitability standards for all unitholders, which you must satisfy in order to participate in our DRP. See “Suitability Standards.” If your units are held of record by a broker or nominee, to enroll in our DRP, you will need to arrange for that entity to transfer ownership of the units to you. We may refuse participation in our DRP to unitholders residing in states where units offered pursuant to our DRP are neither registered under applicable securities laws nor exempt from registration.

How do I enroll in the DRP?

Eligible persons may become a participant in our DRP at any time by completing and signing an account update form. An account update form is attached as part of Appendix B to this prospectus and may be obtained at any time by calling TriLinc Global Impact Fund, LLC at (310) 997-0580 or by writing to us at 1230 Rosecrans Ave, Suite 605, Manhattan Beach, California 90266. If you are already enrolled in our DRP, no action is required.

Your participation in our DRP will begin with the next distribution payable after receipt of your signed account update form, provided such form is received at least fifteen (15) business days prior to the last day of the calendar month. If your account update form is received after the record date for any distribution and before payment of that distribution, the distribution will be paid to you in cash and reinvestment of your distributions will not begin until the next distribution payment date.

You will remain a participant of our DRP until you deliver written notice to the plan administrator of your desire to terminate your participation (described more fully below under “How do I terminate participation in our DRP?”).

Who administers the DRP for participants?

Our DRP may be administered directly by us or an affiliate of ours or by a third party as our DRP plan administrator. Our plan administrator will keep all records of your DRP accounts and send statements of your account to you and is currently DST Systems, Inc.

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

When will units be purchased under the DRP?

The plan administrator will make every reasonable effort to reinvest all distributions on the day the cash distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the distribution cannot be completed within thirty (30) days after the applicable distribution payment date, participants’ funds held by the plan administrator will be distributed to the participants. Neither we nor the plan administrator will be liable when conditions, including compliance with the provisions of our charter and rules and regulations of the Securities and Exchange Commission, prevent the plan administrator from buying units of limited liability company interests or interfere with the timing of such purchases.

Who will assume the costs of administering the DRP?

Purchases under the DRP will not be subject to selling commissions, dealer manager fees, distribution fees or due diligence reimbursements. All costs of administration of the DRP will be borne by us.

Is there a distribution fee for Class C units?

We will not pay any distribution fees in connection with the sale of units pursuant to the DRP units sold in this offering. However, while there are no additional distribution fees that will be paid for any Class C units sold pursuant to this offering, distribution fees have been and may be paid on an ongoing basis for Class C units sold pursuant to other Company offerings. Because distribution fees payable with respect to Class C units sold in other offerings are paid from and reduce the amount available for distribution on all Class C units, including Class C units issued pursuant to the DRP, distributions will be reduced for Class C units purchased pursuant to the DRP in this offering. This will result in lower cash distributions with respect to Class C units than the cash distributions with respect to Class A and Class I units.

When will I receive reports about my investments under the DRP?

The Company shall provide to you a confirmation at least once every calendar quarter showing the number of units you own at the beginning of the covered period, the amount of the distributions paid in the covered period and the number of units owned at the end of the covered period. During each fiscal quarter, but in no event later than thirty (30) days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to you, a statement of account describing the distributions you received during such quarter, the number of units you purchased during such quarter, and the per unit purchase price for such units.

In addition, our annual report contains information regarding our history of distribution payments. This annual report is mailed to our unitholders each year.

How do I terminate participation in the DRP?

You may terminate your participation in our DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least fifteen (15) days before that distribution payment date. A notice of termination received by our plan administrator after such cutoff date will not be effective until the next following investment date. Prior to listing of the units on a national securities exchange, any transfer of units by a participant to a non-participant will terminate participation in the DRP with respect to the transferred units. Upon termination of DRP participation, future distributions, if any, will be distributed to the unitholder in cash.

Can the Company terminate my participation in the DRP?

We may terminate the DRP at any time by giving written notice to you at least ten (10) days prior to the effective date of termination.

You agree that if, at any time prior to the listing of the units on a national securities exchange, you do not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in your original subscription agreement or account update form, you will promptly notify the Company in writing.

Can the DRP be amended, suspended or terminated?

The Company may, in its sole discretion, terminate our DRP, amend or suspend any aspect of our DRP without the consent of DRP participants or other unitholders, provided that written notice is provided to DRP participants at least ten (10) days prior to the effective date of that amendment, supplement or termination.

If our DRP is terminated, we will update our unit records to include the number of whole units in your DRP account. For any fractional units in your DRP account, our plan administrator may either (i) send you a check in payment for any fractional units in your account or (ii) credit your unit ownership account with any such fractional units.

What are the U.S. federal income tax consequences of participation in the DRP?

For U.S. federal income tax purposes, you will be treated as if you first received the full cash distribution on your units that participate in the DRP and then purchased additional units with the portion of such cash distributions that is subject to the DRP. As a result, your adjusted basis for tax purposes in your units will be reduced by the full amount of the deemed cash distribution and then increased by the amount of the distributions reinvested in additional units pursuant to the DRP. Purchasing units pursuant to the DRP generally will not affect the tax obligations associated with the units that you currently own and your share of our net income allocable to such units. However, participation in the DRP will reduce the amount of cash distributions available to you to satisfy any tax obligations associated with owning such units. Please read “Material U.S. Federal Income Tax Consequences” for information relevant to holders of units generally.

How will the units purchased through the DRP be recorded on the Company’s books?

All units of our limited liability company interests that you purchase through the reinvestment of distributions are recorded in your name on our books. No unit certificates will be issued. The number of units you hold in our DRP will be shown on your statement of account.

How may I sell units acquired under the DRP?

You may sell the units held in our DRP, and your other units, at any time, subject to any restrictions set forth in our charter or that we may impose on the sale of units. However, there currently is no public market for the units of our limited liability company interests. We do not expect a public market for our units to develop prior to any listing on a national stock exchange, which may not occur in the near future or at all. Consequently, there may not be a readily available buyer for your units. We have adopted a unit repurchase program to provide limited liquidity for our unitholders who have held our units for a minimum of one year. However, our board may, in its sole discretion, amend, suspend, or terminate our unit repurchase program to the extent that it determines that it is in our best interest to do so, upon promptly notifying unitholders of any changes to the repurchase program, including any suspension or termination of it, in the Company’s periodic or current reports filed with the SEC or by means of other notice.

Your transfer of units will terminate participation in our DRP with respect to such transferred units.

What are the voting rights of units acquired under the DRP?

Units in your DRP account will be voted as you direct. As a unitholder, you will receive a proxy card in connection with any called meetings of unitholders. This proxy will apply to all units registered in your name, including all units credited to your DRP account. You may also vote your units, including those in your DRP account, in person at any meeting of unitholders.

What law governs the DRP?

The laws of the State of Delaware will govern the terms, conditions and operation of the DRP.

Who can help answer my questions or provide me with documents relating to the DRP?

If you have questions about the DRP or would like to request forms related to the DRP and documents incorporated by reference into this prospectus, please contact:

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605

Manhattan Beach, California 90266

(310) 997-0580

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax implications of making an investment in us. For the purposes of this section, references to “Company,” “we,” “us,” or “our” refers only to TriLinc Global Impact Fund, LLC and not its subsidiaries or lower-tier entities, except as otherwise indicated.

This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder (the “Regulations”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not obtained a tax opinion in connection with this offering and we have not sought and currently do not anticipate seeking an advanced ruling of the IRS regarding any matter discussed in this prospectus. This summary is also based on the assumption that the Company and its affiliates operate in accordance with the terms of their organizational documents. This summary is for informational purposes only and does not purport to discuss all aspects of U.S. federal income taxation that may be of interest or important to a given investor in light of his or her particular investment or tax circumstances, or to investors subject to special tax provisions, including but not limited to the following:

•	Financial Institutions;

•	Insurance Companies;

•	Broker-Dealers;

•	Regulated Investment Companies;

•	Partnerships and Trusts;

•	Persons who hold units on behalf of other persons as a nominee;

•	Persons who receive units through the exercise of employee unit options or otherwise as compensation;

•	Persons holding units as part of a “straddle,” “hedge,” “conversion transaction,” “constructive ownership transaction,” “synthetic security,” or other integrated investment;

•	S Corporations;

•	Tax-Exempt Organizations (except to the extent discussed below); and

•	Foreign Investors (except to the extent discussed below).

This summary assumes that investors hold their investment in us as a capital asset, which generally means as property held for investment. The U.S. federal income tax treatment of our unitholders depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular unitholder depend on such unitholder’s particular tax circumstances. You are urged to consult with your tax advisor regarding the U.S. federal, state, local and foreign income tax and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of your interest in us.

Classification as Partnership

We believe that under the provisions of the Code and the Regulations, as in effect on the date of this prospectus, as well as under the relevant authority interpreting the Code and the Regulations, we will be treated as a partnership for U.S. federal income tax purposes and not as an association taxable as a corporation. The general partner intends to take appropriate steps to prevent interests in us from being considered publicly traded and may take other reasonable steps to prevent or reduce the likelihood that we will be characterized as a publicly traded partnership that is taxable as a corporation.

As a partnership for tax purposes, the Company itself is not subject to U.S. federal income tax. We have and will continue to file an annual partnership information return with the IRS reporting the results of our operations. Each unitholder is required to report separately on its income tax return its distributive share of our ordinary income or loss, net long-term capital gain or loss and net short-term capital gain or loss (if any), and all other items of income or loss. Each unitholder’s distributive share of our taxable income and gain is generally taxable, regardless of whether the unitholder has received or will receive a distribution from us.

If the Company were instead classified as an association or publicly-traded partnership taxable as a corporation, the Company itself would be subject to a U.S. federal income tax on any taxable income at regular corporate tax rates. Unitholders would not be entitled to take into account their distributive share of the Company’s deductions or credits, and would not be subject to tax on their distributive share of our income. Distributions to unitholders would be treated as dividends to the extent of our accumulated and current earnings and profits. Any excess would be treated as a return of capital to the extent of the unitholder’s tax basis, and thereafter as capital gain. If for any reason the Company becomes taxable as a corporation prospectively, a constructive incorporation may be deemed to have occurred. In the event that our liabilities exceeded the tax basis of our assets at the time of any constructive incorporation, unitholders may realize gain equal to their share of the excess of liabilities over basis.

Generally, a “publicly traded partnership” for federal tax purposes is any entity whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Applicable Regulations (the “Section 7704 Regulations”) provide guidance with respect to such classification standards, and create certain safe harbor standards which, if satisfied, generally preclude classification as a publicly traded partnership. Failure to satisfy a safe harbor provision under the Section 7704 Regulations will not cause an entity to be treated as a publicly traded partnership if, taking into account all facts and circumstances, the members are not readily able to buy, sell or exchange their interests in a manner that is comparable, economically, to trading on an established securities market. Our unit repurchase program does not satisfy all of the requirements to qualify for the safe harbor.

Notwithstanding our inability to rely on the safe harbor contained in the Section 7704 Regulations, we do not believe that the units will be traded on an established securities market or a secondary market or a substantial equivalent thereof as defined in the Section 7704 Regulations. Under the provisions of the Code and the Regulations, as well as under the relevant authority interpreting the Code and the Regulations, both as in effect on the date of this prospectus, we believe that the Company will not be treated as a publicly traded partnership within the meaning of Section 7704 of the Code. In order to continue to qualify for this treatment, we will not take any affirmative action to intentionally establish a market for the units; we will use our best efforts to ensure that the units will not be deemed to be traded on an established securities market or a secondary market in the future; and we will strictly adhere to our operating agreement, which contains transfer restrictions intended to avoid publicly traded partnership status. We also will limit transfers, including redemptions, to the extent necessary to prevent us from being classified as a publicly traded partnership.

Although we will use our best efforts to make sure that a secondary market or substantial equivalent thereof does not develop for the units, there can be no assurance that a secondary market for the units will not develop. Thus, no assurance can be given that the IRS will not successfully assert that we should be classified as a “publicly traded partnership” for this purpose. Subject to the “qualifying income” exception discussed below, our classification as a “publicly traded partnership” would result in our being taxable as a corporation.

If we were treated as a “publicly traded partnership” for tax purposes, we would nonetheless remain taxable as a partnership if 90 percent or more of our gross income for each taxable year in which we were a publicly traded partnership consisted of “qualifying income.” For this purpose, qualifying income generally includes, among other items, interest, real property rents and gain from the sale or other disposition of real property.

However, interest is not treated as “qualifying income” if the interest either (i) is derived in the conduct of a financial business or (ii) subject to exceptions, is contingent on the income or profits of any person. Given the nature of our lending activities, no assurance can be given that the IRS would not successfully assert that our interest income is not qualifying income, in which case this exception would not be available. If we were classified as a publicly traded partnership but satisfied the qualifying income exception to corporate taxation, the passive activity loss limitations discussed below would be required to be applied on a segregated basis to a unitholder’s investment in the units.

The Regulations set forth broad “anti-abuse” rules authorizing the IRS to recast transactions either to reflect the underlying economic arrangement or to prevent the circumvention of the intended purpose of any provision of the Code. Our managers are not aware of any fact or circumstance which could cause these rules to be applied to us, However, if any of the transactions that we enter into were to be recharacterized under these rules, or we ourselves were to be recast as a taxable entity under these rules, material adverse tax consequences to all of the unitholders might occur.

Taxation of Unitholders in General

As indicated above, in general, the Company is classified as a partnership for U.S. federal income tax purposes and, as a partnership, we are not a taxable entity. Rather, our items of income, gain, loss, deduction and credit (if any), and the character of such items (e.g., as interest or dividend income, as investment interest deductions or as capital gain or ordinary income), generally flows through to the unitholders, with each unitholder reporting its distributive share of the items on the unitholder’s U.S. federal income tax return for the taxable year which includes the end of the Company’s year. The unitholders are taxed on the Company’s income regardless of whether they receive distributions from the Company. The Company is an accrual basis taxpayer and recognizes income from accrual of interest income, regardless of whether the interest payments are received by the Company. Thus, it is possible that a unitholder could incur income tax liability with respect to its share of the income of the Company without receiving a distribution from the Company to pay such liability. In general, cash distributions from the Company to a unitholder (including a deemed distribution from a reduction in the unitholder’s share of the Company liabilities) will not be taxable except to the extent that distributions during a year exceed the unitholder’s share of the Company’s taxable income for the year and the unitholder’s tax basis in its interest in the Company.

The payment of the distribution fee with respect to the Class C units is deemed to be paid from cash distributions that would otherwise be distributable to the Class C unitholders. Accordingly, the holders of Class C units receive a lower cash distribution. Because the payment of such fees is not a deductible expense for tax purposes, the taxable income of the Company allocable to the Class C unitholders may, therefore, exceed the amount of cash distributions made to the Class C unitholders.

Prospective U.S. investors should note that they may be subject to a special Medicare tax on certain investment income. In general, in the case of an individual, this tax is computed at a rate of 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the prescribed threshold amounts ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, this tax is imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, and (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a prescribed threshold. Unitholders should note that a unitholder’s distributive share of the Company’s taxable income or gain will generally be included as investment income for purposes of this tax. Further, any taxable gain from a unitholder’s disposition of an Interest must be taken into account by the unitholder, for purposes of the application of this tax, as if the Company had sold all its properties for their fair market value immediately before such disposition.

The Company uses the accrual method of accounting to report income and deductions for tax purposes, prepares its financials using GAAP, and computes distributions based on actual cash receipts, disbursements and reserves. It reports on the basis of a taxable year, which is generally the calendar year, or other taxable period as required by the Code. The Company files an annual federal informational tax return, Form 1065, reporting its operations for each taxable year or taxable period to the IRS and, after each taxable year or taxable period, provides unitholders with the information on Schedule K-1 to Form 1065 necessary to enable them to include in their tax returns the tax information arising from their investments in the Company. The Code generally requires that the unitholders file their returns in a manner consistent with the treatment of the Company items on the Company return, unless a statement is filed with the IRS identifying the inconsistency.

Tax Allocations

Items of the Company’s income, gain, loss, deduction and credit (if any) are allocated to unitholders in accordance with the terms of the operating agreement. An allocation of income, gain, loss, deduction or credit among the unitholders under our operating agreement is not recognized and may be reallocated by the IRS for tax purposes if the allocation lacks “substantial economic effect” and is not in accordance with the unitholder’s interest in the Company. The operating agreement generally allocates profits and losses in the same manner as cash distributions are made and the Company believes these allocations are in accordance with the unitholders’ interests in the Company. However, there can be no assurance that the IRS will not challenge the allocations in the operating agreement and attempt to reallocate profits and losses (and the tax obligations associated with such items) among the unitholders and/or the managers. We have not received an opinion of counsel regarding whether the Company’s allocations are in accordance with the unitholders’ interests in the Company. If the IRS were to challenge successfully any allocation of the Company’s income, gain, loss, deduction or credit (if any), additional income could be reallocated to a unitholder and the unitholder could otherwise be adversely affected. Each unitholder should consult with its tax advisor regarding the U.S. federal, state, local and foreign tax considerations applicable to an investment in the Company.

Distributions from the Company and Unitholder Tax Basis

While the Company is operating, a unitholder generally will not recognize gain on the receipt of a distribution of money from the Company (including any constructive distribution of money resulting from a reduction in the unitholder’s share of our liabilities), except to the extent that such a distribution exceeds the unitholder’s adjusted tax basis in its Company units. A unitholder’s tax basis in its units initially is the amount paid for such units, plus the unitholder’s allocable share (as determined for U.S. federal income tax purposes) of any liabilities of the Company, and is thereafter adjusted as required under the Code to give effect on an ongoing basis to the unitholder’s allocable share of our tax items, distributions and liabilities. The rules governing the taxation of partners and partnerships are quite complex, and unitholders are urged to consult their tax advisors concerning the tax consequences of an investment in the units in light of the investor’s particular circumstances and the impact on their individual tax.

If, and to the extent that, a unitholder participates in the DRP, such unitholder will receive units in lieu of all or a portion of any cash distributions it would otherwise receive from us. The tax consequences of such participation are generally expected to be the same to the DRP participants as if they had received their cash distributions paid to the unitholders and then used these cash distributions to purchase additional units from us.

Liquidating distributions may result in the recognition of taxable gain by the unitholder. Such gain will be recognized to the extent that the amount of money received (including any constructive distribution of money resulting from a reduction in the unitholder’s share of our liabilities) exceeds the unitholder’s adjusted tax basis in its units. A unitholder will recognize a loss only if the only distribution made to the unitholder consists of cash or of unrealized receivables or inventory (both as specially defined in the Code for this purpose), and then only if (and to the extent that) the unitholder’s adjusted tax basis in its interest exceeds the sum of the cash distributed and our adjusted basis for the unrealized receivables and inventory distributed to such unitholder. However, if substantially appreciated inventory or unrealized receivables (each as specially defined in the Code for this purpose) are distributed non-pro rata in liquidation, such distribution would be treated as a sale or exchange, with the result that the distributee unitholders could be required to recognize both ordinary income and capital gain on the distribution.

Any gain recognized by a unitholder on the receipt of a distribution from the Company, either prior to or upon the liquidation of its units, may include items of capital gain and items of ordinary income, depending upon the application of Section 751 of the Code to the distribution.

Income from Sale of Interest by Unitholder

Interests are not transferable without the consent of our board of managers and subject to other limitations specified in our operating agreement. If a unitholder does sell an interest, gain or loss generally will be recognized in an amount equal to the difference between (i) the amount realized (the sale proceeds plus the unitholder’s share of partnership liabilities of which the unitholder is relieved), and (ii) the unitholder’s adjusted tax basis in the interest. If the interest has been held for more than one year, any gain or loss will generally be long-term capital gain or loss. However, any amount received that is attributable to the unitholder’s share of the Company’s “unrealized receivables” (which is defined to include depreciation recapture property) and “substantially appreciated inventory” is treated as an amount received for a non-capital asset and may result in ordinary income. Currently, the maximum U.S. federal income tax rate on long-term capital gains recognized by individuals (i.e., gains with respect to capital assets held for more than one year, other than depreciation recapture and the ordinary income items referred to above) is 20 percent. Special rules will apply to the disposition of an interest by a foreign unitholder. Capital losses for a year may only be used to offset capital gains of the unitholder for such year or future years, plus $3,000 of ordinary income per year for individuals.

In the event that a unitholder sells its entire interest in the Company, the Company’s taxable year will close on the date of such sale with respect to the selling unitholder (but not the remaining unitholders). In such a case the tax items of the Company are prorated between the selling unitholder, the transferee unitholder and the remaining unitholders pursuant to Section 706 of the Code. In the event that a unitholder disposes of less than the entire interest, the Company’s tax year will not terminate with respect to the selling unitholder, but the selling unitholder’s proportionate share of items of income, gain, loss, deduction and credit will also be determined pursuant to Section 706 of the Code. Because Company income will generally flow through to the unitholder for the period prior to any sale of such unitholder’s units or liquidation of the Company, a selling unitholder may recognize taxable income substantially in excess of the cash, if any, received, in such a liquidation or sale.

Taxation of Company Investments

The U.S. federal income tax treatment of the Company’s investments is complex. Because the Company is taxable as a partnership for U.S. federal income tax purposes, the taxation of the Company’s investments impacts each of the unitholders. The characterization and treatment of the Company’s investments shall be made in a reasonable manner, in the sole discretion of the board of managers. The Company invests in different types of loans. The discussion below reflects a summary of the possible investments that the Company may make. However, the discussion below is not intended to limit the investment objectives of the Company.

Treatment of Loans Containing Participation Features. The Company may extend loans with an equity interest in the property securing the loans. With respect to loans containing such participation features, an issue may arise as to whether the relationship between the Company and the borrower is that of debtor and creditor or whether the Company is more properly construed as an “equity” investor in the borrower entity (e.g., as a partner or shareholder). If the Company is treated as a creditor of the borrower, a unitholder’s distributive share of income derived from the borrower will be treated as interest income. If the Company is treated as an equity investor in the borrower, the income from the participation feature of the loans and/or the stated interest may be treated as a distribution of profits of the partnership or a dividend (in the case of a borrower that is a corporation, to the extent of the borrower’s earnings and profits). If the borrower is a partnership, or if the loan creates a “deemed partnership,” the nature of the borrower’s income will dictate the treatment of such payments by the Company. Such treatment could result in unrelated business taxable income (“UBTI”) for certain tax-exempt unitholders. If the borrower is a corporation, payment received by the Company may be characterized as dividends to the extent of the borrower’s earnings and profits, then as a return of capital to the extent of the Company’s adjusted tax basis in its “stock” in the borrower, and thereafter as capital gain to the extent of any distributions received in excess of such tax basis.

Repayment or Sale of Loans. No gain or loss is recognized by the Company upon the repayment of principal of a loan. The Company takes the position that it holds the loans it originates or acquires for investment purposes rather than as a dealer or as property held for sale to customers in the ordinary course of its trade or business. As a result, the Company generally takes the position that gain recognized on the sale or exchange of a loan constitutes capital gain and not ordinary income. However, there can be no assurance that the IRS would agree with this position. If the Company were held to be a dealer or if the loans were treated as property held for sale, the Company may recognize ordinary income on the sale of the loans rather than capital gain. Gain will also be treated as ordinary income to the extent the amount received upon the sale of the loan is for accrued but unpaid interest or original issue discount. Any gain recognized by the Company on the sale or exchange of a loan generally will be treated as a capital gain unless the Company is deemed to be a “dealer” in loans for U.S. federal income tax purposes (See “— Property Held Primarily for Sale; Potential Dealer Status” below) or the loan contains features that are subject to special rules, such as market discount. In such case, a portion or all of the entire gain, if any, may constitute ordinary income.

Property Held Primarily for Sale; Potential Dealer Status. The Company has been structured to act as a lender and to make or invest in loans. However, if the Company were at any time deemed for tax purposes to be holding one or more loans primarily for sale to customers in the ordinary course of business, any gain or loss realized upon the disposition of those loans would be taxable as ordinary income or loss rather than as capital gain or loss. Furthermore, such income would also result in UBTI to any investors that are tax-exempt entities. Under existing law, whether property is held primarily for sale to customers in the ordinary course of business must be determined from all the facts and circumstances surrounding the particular property and sale in question. The Company holds the loans for investment purposes and makes such occasional dispositions thereof as in the opinion of our managers are consistent with our investment objectives. Accordingly, the Company does not anticipate that it will be treated as a “dealer” with respect to any of its properties. However, there is no assurance that the IRS will not take the contrary position.

Original Issue Discount; Imputed Income. The Company may be subject to the original issue discount (“OID”) rules with respect to interest to be received with respect to certain loans, including, for example, if the interest rate on a loan varies over time according to fixed increases or decreases. If the Company holds loans with OID, the Company will be required to include amounts in taxable income on a current basis even though receipt of such amounts may not occur until a subsequent year. OID therefore could increase the amount of income taxable to the unitholders in a particular period without a corresponding increase in cash distributable to such unitholders. OID is includible in income as it accrues under a constant yield method, resulting in the reporting of interest income generally in increasing amounts each taxable year. The amount of OID recognized by the Company with respect to a loan will increase our basis in that loan, and will, to that extent, reduce the amount of income the Company might otherwise recognize upon the receipt of actual payments on, or a disposition of, the loan.

Taxation of Market Discount. The Company may purchase loans at a discount. In such cases, payments of principal may be recharacterized as ordinary income to the extent of any accrued market discount (generally the difference between the amount paid for the loan and the face amount of the loan). Similarly, gain on the sale of such loans may be treated as ordinary income to the extent of any accrued market discount. In the alternative, taxpayers are permitted in some circumstances to include market discount in income as it accrues.

Modification of Debt Instruments. The Company may purchase existing loans as part of its activities and, in some cases, may negotiate changes in the terms of the loans. For tax purposes, modification of the debt may be treated as an exchange of the original debt instrument for a new debt instrument if the modification constitutes a “significant modification” as defined in the Regulations. Gain or loss may be recognized as a result of a significant modification. In addition, the deemed exchange of the old debt instrument for a new debt instrument may have collateral income consequences such as the creation of additional OID.

Limitations on Use of Tax Losses

In the case of unitholders that are individuals, estates, trusts, or certain types of corporations, the ability to utilize any tax losses generated by the Company, or to offset income generated by the Company with losses from other investments, may be limited under the “at risk” limitation in Section 465 of the Code, the passive activity loss limitation in Section 469 of the Code (subject to the discussion below), the limitation of loss pass-through to a unitholder’s outside basis in its Company interest (which applies to all unitholders), and other provisions of the Code and Regulations. Moreover, in the case of unitholders other than corporations, the ability to utilize certain specific items of deduction attributable to the investment activities of the Company (as opposed to its activities that represent a trade or business for U.S. federal income tax purposes) may be limited under the investment interest limitation contained in Section 163(d) of the Code, the 2% floor on miscellaneous itemized deductions (including investment expenses but not interest) in Section 67 of the Code, the reduction in itemized deductions (not including investment interest) of high-income individuals by Section 68 of the Code, and other provisions.

Passive Activity Loss Limitations

Section 469 of the Code restricts the deductibility of losses from a “passive activity” against certain income which is not derived from a passive activity. A passive activity generally includes any trade or business activity in which the taxpayer does not materially participate. In general, losses generated by a passive activity will only be allowed to offset income from a passive activity, as distinguished from “portfolio” income and active income. For this purpose, portfolio income generally includes interest, dividends, royalty or annuity income and gain from sales of portfolio assets, for example, property held for investment. However, interest does not constitute portfolio income if it is generated in the ordinary course of a lending business. Instead, any such interest income will ordinarily be treated as passive income to a member who does not materially participate in that lending business.

The Company believes that it is engaged in a lending trade or business. As a result, all or a portion of the income derived by investors from their investment in the Company will be treated as nonpassive income, even though any losses from such investment will likely be treated as passive income.

Company Organization, Syndication Fees and Acquisition Fees

Under Section 709 of the Code, all organization, syndication fees and acquisition fees must be capitalized. Although organization fees and expenses may, at the taxpayer’s election, be amortized for tax purposes, syndication expenses paid by the Company cannot be amortized. Syndication expenses include commissions, professional fees and printing costs in marketing sales of interests in the Company, brokerage fees and legal and accounting fees regarding disclosure matters. The Company believes that its expenses associated with this offering of units are syndication expenses that are not amortizable for tax purposes.

Section 754 Election

Pursuant to Section 754 of the Code, the Company may make an election to adjust the basis of its assets in the event of a sale by a unitholder of its interest or upon the occurrence of certain other events. Depending upon the particular facts at the time of any such event, such an election could increase or decrease the value of the interest to the transferee, because the election would increase or decrease the basis of our assets for the purpose of computing the transferee’s distributive share of our income, gains, deductions and losses. Our operating agreement authorizes our board of managers to make such an election. However, because the election, once made, cannot be revoked without obtaining the consent of the IRS, and because of the accounting complexities that can result from having such an election in effect, our board of managers does not presently intend to make this election. The absence of such an election by the Company may make it more difficult for a unitholder to sell their units.

The Code requires partnerships to adjust the basis of their assets in connection with a transfer of an interest in such partnership if there is a “substantial built-in loss” created immediately after the transfer. A substantial built-in loss exists if the adjusted basis in partnership property exceeds the fair market value of such property by more than $250,000. If such basis adjustments are required in connection with the transfer of an interest in the Company, it could impose significant accounting costs and complexities on the Company.

Tax-Exempt Investors

Tax-exempt organizations generally are subject to U.S. federal income tax on UBTI. Because the Company expects to use leverage to finance its investments, a substantial portion of the income of the Company will be UBTI under the debt-financed property rules of Section 514 of the Code. Accordingly, tax-exempt investors may recognize UBTI (subject to tax at corporate rates) from investments that are made or acquired by the Company. Our board of managers may (but is not required to) elect to utilize one or more subsidiary entities or structures in order to minimize UBTI. The use of such subsidiary entities or structures does not guarantee that tax-exempt investors will avoid UBTI.

Notwithstanding the foregoing, investments that the board of managers determines to cause the Company to acquire may be the type that generates UBTI. The board of managers of the Company has the right to structure the Company’s acquisition and operation of investments as it deems appropriate in its sole and absolute discretion. The board of managers is not liable for the recognition of any UBTI by a unitholder with respect to an investment in the Company, and potential investors can expect some or all of their profits from the Company to be UBTI. Each unitholder should consult with its own tax advisor regarding the U.S. federal, state, local and foreign tax considerations applicable to an investment in the Company.

We generally hold our loans for investment. Therefore, subject to the “debt financed property” rules discussed above, no UBTI should generally result from our disposition of these assets. While we conduct the activities of the Company in a manner so as to minimize or eliminate the risk of having the Company classified as a “dealer” for U.S. federal income tax purposes, the IRS may assert that we are operating as a “dealer” and this would cause the gain from the disposition of the assets to be considered UBTI.

In computing UBTI each year, a tax-exempt unitholder may deduct a proportionate share of all expenses which are directly connected with the activities generating such income or with the “debt-financed property,” as the case may be, and is also entitled to an annual exclusion of $1,000 with respect to UBTI. The Company is required to report to each unitholder that is an exempt organization information as to the portion of its income and gains from the Company for each year which will be treated as UBTI. The calculation of such amount with respect to transactions entered into by the Company is complex, and there is no assurance that our calculation of UBTI will be accepted by the IRS.

In general, if UBTI is allocated to an exempt organization, the portion of our income and gains which is not treated as UBTI will continue to be exempt from tax, as will the organization’s income and gains from other investments which are not treated as UBTI. Therefore, the possibility of realizing UBTI from its investment in the Company generally should not affect the tax-exempt status of such an exempt organization. However, certain exempt organizations are more sensitive to the receipt of UBTI and should not invest in the Company. For example, a charitable remainder trust will not be exempt from U.S. federal income tax under Section 664(c) of the Code for any year in which it has UBTI. Also, a title-holding company will not be exempt from tax if it has certain types of UBTI. Moreover, the charitable contribution deduction for a trust under Section 642(c) of the Code may be limited for any year in which the trust has UBTI.

If you are a benefit plan investor or other tax-exempt investor, you are strongly urged to consult your tax adviser with regard to the foregoing UBTI aspects of an investment in the Company. Furthermore, with regard to certain non-tax aspects of an investment in the Company you should consider the ERISA risks.

Tax Audit

Any adjustment of a unitholder’s items pursuant to an IRS audit will generally be determined by a unified administrative proceeding at the Company level. Under our operating agreement, the board of managers is authorized to: (i) enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items; (ii) seek judicial review of any adjustment with the United States Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Company’s principal place of business is located; (iii) enter into an agreement with the IRS to extend the period for assessing any tax; and (iv) take any other action on behalf of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law.

Adjustments, if any, to partnership items may require the unitholders to file amended tax returns; could result in the imposition of additional taxes, interest charges, and penalties; and could possibly lead to an audit of a unitholder’s own return and to adjustments not related to the Company.

Recent legislation may alter who bears the liability in the event that the Company is audited and an adjustment is assessed. Congress recently revised the rules applicable to U.S. federal income tax audits of partnerships and the collection of any tax resulting from any such audits or other tax proceedings, generally effective for tax years beginning after December 31, 2017. Under the new rules, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The new rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply. Many questions remain as to how the new rules will apply, and it is not clear at this time what effect this new legislation will have on the Company. However, these changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of the Company (or another partnership in which we may hold a direct or indirect interest).

State and Local Taxes

The foregoing discussion does not address the state and local income or other tax consequences of an investment in the Company, and prospective investors are urged to consult their advisors with respect thereto. It should be noted that unitholders may be subject to state and local taxes, and may be required to file returns, in jurisdictions in which the Company may be deemed to be doing business or own property, or in which its income is otherwise sourced. An investment in the Company could subject a unitholder to taxation by such a state on non-partnership income as well. Certain of such states may require the Company to withhold state taxes on partnership income sourced in such state to the extent allocable to nonresidents (which amounts so withheld from a unitholder will be treated as Company distributions to such unitholder). The foregoing taxation may also be in addition to taxation by the unitholder’s state of residence (which may grant a tax credit for taxes paid in other states). Moreover, the Company itself may be subject to entity-level taxation in certain jurisdictions if it owns real estate or is considered to be engaged in business therein.

Withholding Taxes

The board of managers, in its discretion, may withhold and pay any taxes that the board of managers deems payable with respect to any unitholders, as applicable, and any such taxes may be deducted from any distribution otherwise payable to such unitholders. To the extent that the withholding on behalf of a unitholder exceeds the amount that would be distributed to it, such excess will be treated as a demand loan made by the Company to such unitholder that will bear an annual interest rate equal to the prime rate, as published daily by the Wall Street Journal. If a unitholder does not satisfy the demand loan within ten business days after receiving a demand request from the board of managers, such unitholder shall be a Defaulting Member, and the board of managers may exercise any of the remedies available to it with respect to the Defaulting Member.

Special Considerations for Non-U.S. Investors

The tax consequences applicable to prospective investors that are non-U.S. persons generally will depend on whether the Company is deemed to be engaged in a U.S. trade or business. Based on the nature of the investments to be made by the Company, and the nature of the activities contemplated by the Company, the board of managers believes that the Company will be deemed to be engaged in a U.S. trade or business. As a result, a non-U.S. investor would be subject to U.S. federal income tax each year on its distributive share of the taxable income of the Company that is deemed to be “effectively connected” with a U.S. trade or business, and would be required to file a U.S. federal income tax return, as if such investor were a U.S. citizen or resident, regardless of whether the Company makes any cash distributions. A withholding tax at the highest applicable effective U.S. federal income tax rate generally will be imposed on a non-U.S. unitholder’s allocable share of any taxable income of the Company that is effectively connected with a U.S. trade or business (whether or not such income is distributed). Such withholding tax may be claimed as a credit against such unitholder’s substantive U.S. tax liability. There also may be state or local tax withholding. Prospective investors that are non-U.S. corporations also should be aware that the 30% U.S. “branch profits tax” (and potentially a “branch-level interest tax”) imposed by Section 884 of the Code may apply to an investment in the Company by a unitholder that is a non-U.S. corporation, although the tax rate may be reduced or the tax eliminated entirely for qualified residents of certain non-U.S. countries having tax treaties with the U.S. To the extent that the Company realizes any fixed, determinable, annual or periodical income (such as interest and dividend income) that is not effectively connected with a U.S. trade or business, such income distributed or allocable to a non-U.S. investor generally will be subject to a 30% federal withholding tax. Such withholding tax may be reduced or eliminated with respect to certain types of such income under any applicable income tax treaty between the U.S. and the non-U.S. unitholder’s country of residence or under the “portfolio interest” rules contained in Section 871 or 881 of the Code, provided that the non-U.S. unitholder provides proper certification as to his or her eligibility for such treatment. Any non-U.S. unitholder that is a governmental entity qualifying under Code Section 892 may be exempt from the 30% withholding tax that is generally applicable to any fixed, determinable, annual or periodical investment income distributed or allocable to a non-U.S. investor. All unitholders generally will be personally liable to the Company with respect to any withholding tax not satisfied out of their share of any distributions by the Company (plus interest if not repaid on demand).

A non-U.S. individual who directly invests (without the use of a “blocker” entity) in the Company would also (i) be subject to U.S. (and potentially state) estate tax with respect to the value of his or her interest in the Company and (ii) have to file state tax returns in states in which the Company and its subsidiaries do business.

Non-U.S. unitholders (like other unitholders) are required to make their capital contributions to the Company in which they invest in U.S. dollars, and any cash distributions made by such Company are made in U.S. dollars. Profits or losses realized by non-U.S. unitholders on the conversion of other currencies into U.S. dollars, if any, or of U.S. dollars into other currencies, are not reflected in the unitholders’ capital accounts and will not affect the amounts distributable by the Company to non-U.S. unitholders.

Other Matters

Basis for Description of Tax Consequences. The description of U.S. tax consequences set forth above is based on the provisions of our operating agreement, existing provisions of the Code, existing and proposed Regulations, existing administrative interpretations and court decisions, and certain assumptions. Future legislation, Regulations, administrative interpretations or court decisions could significantly change the treatment of an investment in the Company. Any such change could have retroactive application and therefore could apply to transactions that have taken place before such change occurs. In addition, some of the issues discussed above have not been addressed by administrative authorities or resolved by the courts. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed herein or, if it does, that it will not be successful. No rulings have been or will be requested from the IRS. Furthermore, any changes in our operating agreement or the operations of the Company could affect the tax consequences described above.

Consultation with Advisors. The description of U.S. tax matters set forth above is not intended as a substitute for careful tax planning. It does not address all of the U.S. federal income tax consequences to investors in the Company, and does not address any of the foreign, state, local, estate or other tax consequences of such investment to any investor, except as otherwise specifically provided. Each prospective investor in the Company is solely responsible for all tax consequences to that person or entity of an investment in the Company. Each prospective investor is advised to consult its tax counsel as to the U.S. federal income tax consequences attributable to acquiring, holding and disposing of an interest in the Company and as to applicable state, local, estate, foreign and other taxes. The effect of existing U.S. income tax laws and treaties, the tax laws of other jurisdictions to which an investor may be subject, and possible changes in such laws and treaties (including proposed changes which have not yet been adopted) will vary with the particular circumstances of each investor.

Withholding—Deemed Distributions. Any U.S. federal, state or local tax withholding by the Company with respect to a unitholder will be treated as a distribution to the unitholder by the Company for all purposes (and then as a payment of the tax by the Company as agent for such unitholder).

Other Taxation. Income or gains from investments held by the Company may be subject to withholding taxes or other taxes in jurisdictions other than the United States, subject to the possibility of reduction under applicable tax treaties.

FATCA. Investors that invest in the Company through an account maintained at a non-U.S. financial institution should be aware that the Foreign Account Tax Compliance Act (“FATCA”), provides that a 30% withholding tax will be imposed on certain payments made to a foreign entity if such entity fails to satisfy certain disclosure and reporting rules. Such potentially “withholdable payments” under FATCA include certain interest, dividends, rents, and other gains or income from U.S. sources, but exclude income derived from an active trade or business. FATCA generally requires that (i) in the case of an investor that is foreign financial institution (defined broadly to include a hedge fund, a private equity fund, a mutual fund, a securitization vehicle or other investment vehicle), the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of an investor that is a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity.

The FATCA withholding rules will be implemented in a phased approach. The rules with respect to withholding on interest, dividends, rents, and other fixed or determinable income from U.S. sources are currently effective, and the rules with respect to withholding on the proceeds of the sale of certain assets producing income from sources within the United States will be effective after December 31, 2018. The U. S. Treasury has signed intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors that invest in the Company through an account maintained at a non-U.S. financial institution are strongly encouraged to consult with their tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

Foreign Income Taxes

The Company may conduct its activities in foreign jurisdictions and, in conjunction therewith, form one or more subsidiaries to conduct such activities. The conduct of activities in foreign jurisdictions (whether or not foreign subsidiaries are formed to conduct such activities) may result in the Company or its subsidiaries being subject to tax in such foreign jurisdictions. Taxes paid by the Company in such foreign jurisdictions will reduce the cash available for distribution to the unitholders. However, because we are taxable as a partnership for U.S. federal income tax purposes, certain foreign income taxes paid by the Company may generate a foreign tax credit that will be allocated to each unitholder, which may be used to reduce, on a dollar-for-dollar basis, the tax liability of such unitholder. The U.S. federal income tax treatment and reporting of foreign tax credits is complex and unitholders are urged to consult their tax advisor with respect to such items.

THE FOREGOING DISCUSSION SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY. PROSPECTIVE INVESTORS ARE STRONGLY ADVISED TO CONSULT WITH THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE COMPANY.

PLAN OF DISTRIBUTION

We are offering a maximum of $75,000,000 in Class A, Class C and Class I units of our limited liability company interests to our existing unitholders pursuant to the DRP. Units of our limited liability company interests issued pursuant to the DRP will be offered at the greater of $9.025 per unit or 100% of the most recently determined estimated net asset value per unit for each class of units. Because the current net asset value per unit for each class of units is less than $9.025 per unit, units will initially be offered at $9.025 per Class A, Class C and Class I units.

We determine our net asset value for each class of units each quarter. Promptly following the adoption of any new net asset value per unit of each class, we will file an 8-K, 10-Q or 10-K with the SEC disclosing the new net asset values and any adjustments to the DRP price, and we will also post the updated information on our website at www.trilincglobalimpactfund.com.

We will not pay any selling commissions, dealer manager fees, distribution fees or any reimbursements in connection with the sale of units pursuant to the DRP units sold in this offering. While there are no additional distribution fees that will be paid for any Class C units sold pursuant to this offering, distribution fees have been and may be paid on an ongoing basis for Class C units sold pursuant to other Company offerings. Because distribution fees payable with respect to Class C units sold in other offerings are paid from and reduce the amount available for distribution on all Class C units, distributions will be reduced for Class C units purchased pursuant to the DRP. This will result in lower cash distributions with respect to Class C units than the cash distributions with respect to Class A and Class I units. We have paid and will continue to pay ongoing distribution fees in connection with the Class C units sold in our initial public offering, and we may determine to pay distribution fees in connection with other offerings of Class C units. The distribution fees being paid with respect to our Class C units sold in our initial public offering accrue daily in an amount equal to 1/365th of 0.80% of the amount of the net asset value for the Class C units for such day on a continuous basis from year to year. The payment of distribution fees with respect to the initial public offering will terminate upon the earlier to occur of the following: (i) a listing of Class C units on a national securities exchange, (ii) following the completion of the initial public offering, when total underwriting compensation in that offering equals 10% of the gross proceeds of units sold in the primary offering of our initial public offering, or (iii) there are no longer any Class C units outstanding.

LIMITED LIABILITY AND INDEMNIFICATION OF MANAGERS, OFFICERS, EMPLOYEES AND

OTHER AGENTS

Our organizational documents limit the liability of our managers and officers to us and our unitholders for monetary damages and generally require us to indemnify our managers, officers, our Advisor, and its affiliates for losses they may incur by reason of their service in that capacity. We will not provide that our sponsor, a manager, our Advisor or its affiliates (the “Indemnitee”) is held harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the Indemnitee has determined in good faith that the course of conduct that caused the loss or liability was in our best interests;
•	the Indemnitee was acting on our behalf or performing services for us;
•	in the case of an independent manager, the loss or liability was not the result of gross negligence or willful misconduct by the independent manager;
•	in the case of a manager other than an independent manager, our Advisor or one of its affiliates, the loss or liability was not the result of negligence or misconduct by the party seeking to be held harmless; and
•	the agreement to hold harmless is recoverable only out of our assets and not from our unitholders.

Furthermore, our organizational documents prohibit the indemnification of an Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of state or federal securities laws, unless one or more of the following conditions is met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authorities in states in which the securities were offered or sold as to indemnification for violations of securities law.

The Securities and Exchange Commission and certain states, take the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Our operating agreement also provides that we shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any of our present or former managers or officers who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity
•	any individual who, while our manager or officer, and at our request, serves or served as a director, officer, partner or trustee of another partnership, corporation, joint venture, trust, employee benefit plan or other enterprise and who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity; or
•	the Advisor or any of its affiliates acting as our agent.

These aforementioned rights to indemnification and advance of expenses vest immediately upon the appointment as a manager, officer, Advisor or affiliate.

Additionally, pursuant to our operating agreement, the advancement of funds to the Advisor or its affiliates for reasonable legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our or our subsidiaries’ behalf;
•	the legal action is initiated by a third party who is not a unitholder or, if by a unitholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
•	the Advisor or its affiliates undertake to repay the advanced funds to us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such party is not entitled to indemnification.

We also purchase and maintain insurance on behalf of all our managers and executive officers against liability asserted against or incurred by them in their official capacities with us.

LEGAL MATTERS

The validity of the units offered under this prospectus has been passed upon for us by Greenberg Traurig LLP.

EXPERTS

The consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Moss Adams LLP, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated herein in reliance on the report of such firm given on their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information we filed with the SEC, which means that we may disclose important information to you by referring you to other documents that we have previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. The documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, as amended, until the DRP is terminated comprise the incorporated documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 31, 2017;

•	Our Current Report on Form 8-K filed with the SEC on March 14, 2017; and

•	The description of our limited liability company interests contained in our Registration Statement on Form 8-A (File No. 333-185676) filed with the SEC on April 28, 2015.

The information contained in this prospectus should be read together with the information in the documents incorporated by reference.

You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC’s website at the address www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document, at no cost, by requesting them in writing or by telephone from us at the following address or telephone number or at our website at www.trilincglobalimpactfund.com.

TriLinc Global Impact Fund, LLC

1230 Rosecrans Ave, Suite 605,

Manhattan Beach, California 90266

Attn: Investor Relations

Tel. No: (310) 997-0580

AVAILABLE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act, and, under the Act, we will file with or submit to the SEC annual, quarterly and current reports and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC. The address of this website is http://www.sec.gov. All summaries contained herein of documents which are filed as exhibits to the registration statement are qualified in their entirety by this reference to those exhibits. Copies of these reports and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

APPENDIX A:

TRILINC GLOBAL IMPACT FUND, LLC

SECOND AMENDED AND RESTATED

DISTRIBUTION REINVESTMENT PLAN

TriLinc Global Impact Fund, LLC, a Delaware limited liability company (the “Company”), has adopted the following Second Amended and Restated Distribution Reinvestment Plan (the “DRP”). Capitalized terms shall have the same meaning as set forth in the Company’s Second Amended and Restated Limited Liability Company Operating Agreement, as such agreement may be amended (“Operating Agreement”) unless otherwise defined herein.

1. Distribution Reinvestment. As an agent for the unitholders (“Unitholders”) of the Company who purchase units of the Company’s limited liability company interests (the “Units”) pursuant to a public offering by the Company, and who elect to participate in the DRP (the “Participants”), the Company will apply all or a portion of cash distributions, other than Designated Special Distributions (as defined below), (“Distributions”), including Distributions paid with respect to any full or fractional Units acquired under the DRP, to the purchase of the Units for such Participants directly, if permitted under state securities laws and, if not, to broker dealers registered in the Participant’s state of residence. The Units purchased pursuant to the DRP shall be of the same Unit class as the Units with respect to which the Participant is receiving cash distributions to be reinvested through DRP. As used in the DRP, the term “Designated Special Distributions” shall mean those cash or other distributions designated as Designated Special Distributions by the Board of Managers.

2. Participation. Any Unitholder who owns Units originally sold in a public offering and who has received a prospectus, as contained in the Company’s Registration Statement filed with the Securities and Exchange Commission (“Commission”), may elect to become a Participant by completing and executing a subscription agreement, an enrollment form or any other appropriate authorization form as may be available from the Company from time to time. Participation in the DRP will begin with the next Distribution payable after receipt of a Participant’s subscription, enrollment or authorization, provided such subscription, enrollment or authorization is received at least 15 business days prior to the last day of the calendar month. Units will be purchased under the DRP on the date that Distributions are paid by the Company. Each Participant agrees that if, at any time prior to the listing of the Units on a national securities exchange, he or she does not meet the minimum income and net worth standards established for making an investment in the Company or cannot make the other representations or warranties set forth in the original subscription agreement or other applicable enrollment form, he or she will promptly so notify the Company in writing.

Participation in the DRP shall continue until such participation is terminated in writing by the Participant pursuant to Section 7 below.

3. Unit Purchases. Any purchases of Units pursuant to the DRP will be dependent on the continued registration of the securities or the availability of an exemption from registration in the Participant’s home state. Each class of units under DRP will be sold at the greater of $9.025 or the net asset value per unit for units of that class. Participants in the DRP may also purchase fractional Units so that 100% of the Distributions will be used to acquire Units. However, a Participant will not be able to acquire DRP Units to the extent that any such purchase would cause such Participant to violate any provision of the Operating Agreement. Units issued pursuant to the DRP will have the same voting rights as the Units offered in a primary offering.

Units to be distributed by the Company in connection with the DRP may (but are not required to) be supplied from: (a) the DRP Units which are being registered with the Commission in connection with a primary offering, (b) Units to be registered with the Commission after the initial primary offering for use in the DRP (a “Future Registration”), or (c) Units purchased by the Company for the DRP in a secondary market (if one were to develop) or on a securities exchange (if listed) (collectively, the “Secondary Market”). Units purchased on a Secondary Market as set forth in (c) above will be purchased at the then-prevailing market price, which price will be utilized for purposes of purchases of Units in the DRP. Units acquired by the Company on the Secondary Market will have a price per unit equal to the then-prevailing market price, which shall equal the price on the securities exchange, or over-the-counter market on which such Units are listed at the date of purchase if such Units are then listed. If Units are not so listed, the Board of Managers will determine the price at which Units will be issued under the DRP.

If a Secondary Market were to develop and the Company acquires Units in the Secondary Market for use in the DRP, the Company shall use reasonable efforts to acquire Units for use in the DRP at the lowest price then reasonably available. However, the Company does not in any respect guarantee or warrant that the Units so acquired and purchased by the Participant in the DRP will be at the lowest possible price. Further, irrespective of the Company’s ability to acquire Units in the Secondary Market or to complete a Future Registration for Units to be used in the DRP, the Company is in no way obligated to do either, in its sole discretion.

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4. Timing of Purchases. The plan administrator will make every reasonable effort to reinvest all Distributions on the day the cash distribution is paid, except where necessary for the Company to comply with applicable securities laws. If, for any reason beyond the control of the plan administrator, reinvestment of the Distribution cannot be completed within 30 days after the applicable distribution payment date, Participants’ funds held by the plan administrator will be distributed to the Participants.

5. Taxation of Distributions. The reinvestment of Distributions does not relieve the Participant of any taxes which may be payable as a result of those Distributions and their reinvestment in Units pursuant to the terms of the DRP.

6. Commissions. The Company will not pay any selling commissions, dealer manager fees or distribution fees in connection with Units sold pursuant to the DRP. While there are no additional distribution fees that will be paid for any Class C units sold pursuant to this offering, distribution fees have been and may be paid on an ongoing basis for Class C units sold pursuant to other Company offerings. Because distribution fees payable with respect to Class C units sold in other offerings are paid from and reduce the amount available for distribution on all Class C units, distributions will be reduced for Class C units purchased pursuant to the DRP. This will result in lower cash distributions with respect to the Class C Units than the cash distributions with respect to Class A and Class I Units.

7. Termination by Participant. A Participant may terminate participation in the DRP at any time by written instructions to that effect to the plan administrator. To be effective on a distribution payment date, the notice of termination must be received by the plan administrator at least 15 days before that distribution payment date. Prior to listing of the Units on a national securities exchange, any transfer of Units by a Participant to a non-Participant will terminate participation in the DRP with respect to the transferred Units. Upon termination of DRP participation, future Distributions, if any, will be distributed to the Unitholder in cash.

All correspondence concerning the plan should be directed to the plan administrator by mail at DST Systems, Inc., P.O. Box 219312, Kansas City, MO 64121-9312.

8. Amendment or Termination by the Company. The Company reserves the right to amend, suspend or terminate the DRP any time by the giving of written notice to each Participant at least 10 days prior to the effective date of the amendment, supplement or termination.

9. No Unit Certificates. The ownership of the Units purchased through the DRP will be in book-entry form only.

10. Reports. The Company shall provide to each Participant a confirmation at least once every calendar quarter showing the number of Units owned by such Participant at the beginning of the covered period, the amount of the Distributions paid in the covered period and the number of Units owned at the end of the covered period. During each fiscal quarter, but in no event later than 30 days after the end of each fiscal quarter, the Company’s transfer agent will mail and/or make electronically available to each Participant, a statement of account describing, as to such Participant, the distributions received during such quarter, the number of Units purchased during such quarter, and the per unit purchase price for such Units.

11. Liability of the Company. The Company shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims or liability: (a) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt of notice in writing of such death; and (b) with respect to the time and the prices at which Units are purchased or sold for Participant’s account.

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APPENDIX B

Account Update Form

Effective Date of Change:

This form may be used by any current investor in TriLinc Global Impact Fund to update the investor’s mailing address, delivery election, distribution method or financial representative information.

Please select all that apply and complete the sections indicated:

☐	Change of Address (Sections 1,2 & 6)	☐	Electronic Delivery Election (Sections 1,3 & 6)
☐	Distribution Change (Sections 1,4 & 6)	☐	Broker-Dealer/Representative (Sections 1,5 & 6)

1.	Investor Information- SSN or TIN Required

Investor #1 Name:		SSN/Tax ID:
(Last/First/Middle)

Investor #2 Name:		SSN/Tax ID:
(Last/First/Middle)

Account Number:

2.	New Mailing Address

Enter the mailing address and telephone numbers of the registered owner(s) of the investment. Partnerships, corporations and other organizations should include the name of an individual to whom correspondence should be addressed.

Address Line 1:

Address Line 2:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail Address:

If you currently have distributions sent to your home address or you elect to have distributions sent to your home address in Section 4 below, then by submitting this form, you authorize the distributions sent on or after the later of the date we process this form or the effective date set forth above to be sent to the new mailing address provided. To make changes to your distribution payments, please complete Section 4.

3.	Electronic Delivery (Optional)

Instead of receiving paper copies of this Prospectus, Prospectus supplements, annual reports, proxy statements, and other unitholder communications and reports, you may elect to receive electronic delivery of unitholder communications from TriLinc Global Impact Fund. If you would like to consent to electronic delivery please visit our website at www.trilincglobalimpactfund.com.

4.	Distribution Information (Choose one or more of the following options)

Complete this section to enroll in the Distribution Reinvestment Plan, to elect to receive distributions by direct deposit and/or to elect to receive distributions by check. If you elect direct deposit, you must attach a voided check with the completed form (unless you currently have a portion of your distributions directly deposited into the same account and you are only changing the allocation amount). You can choose to have all or a portion of your distributions reinvested through the Distribution Reinvestment Plan. You must indicate the percentage of your distribution to be applied to each option selected and the sum of the allocations must equal 100%. IRA accounts may not direct distributions without the custodian’s approval.

Please note: If you elect to participate in the Distribution Reinvestment Plan, you must agree that if at any time you fail to meet the applicable investor suitability standards or cannot make the other investor representations or warranties set forth in the Company’s prospectus (as supplemented) or the subscription agreement relating to such investment, you will promptly notify TriLinc Global Impact Fund in writing of that fact.

4.	Distribution Information, continued (Choose one or more of the following options)

If this is your initial election to participate in the Distribution Reinvestment Plan, then by signing below you represent to TriLinc Global Impact Fund that (a) you have received a copy of the Company’s prospectus (as supplemented) and (b) you have (i) a minimum net worth (exclusive of home, home furnishings, and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and if applicable, you meet the higher net worth and gross income requirements imposed by your state of primary residence as set forth in the current prospectus (as supplemented) under “Suitability Standards”.

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

% of Distribution

☐ I prefer to participate in the Distribution Reinvestment Plan, as described in the Company’s prospectus (as supplemented)

☐ Send distributions via check to my home address (in the case of Qualified Plans, send to custodian on record)

☐ Send distributions via check to the alternate payee listed here (not available for qualified plans without custodian’s approval)

☐ Alternative Payee:

Name:

Address:

City:	State:	Zip:

Account Number:

☐ Direct Deposit (Attach Voided Check) I authorize TriLinc Global Impact Fund or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify TriLinc Global Impact Fund in writing to cancel it. In the event that TriLinc Global Impact Fund deposits funds erroneously into my account, TriLinc Global Impact Fund is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name:	% of Distribution

ABA/Routing Number:	Account Number:	☐ Checking ☐ Savings

5.	New Broker-Dealer and/or Registered Representative Information

Broker-Dealer Name:

Advisor Number:

Representative’s Name:

Representative’s Address:

Representative’s City:	State:	Zip Code:

Representative’s Phone:	Representative’s Fax Number:

Representative’s E-mail Address:

6.	Authorized Signature(s) of Investor

Must be signed by all titleholders

I/ we acknowledge that information and distributions sent or paid prior to the later of the effective date we process this form will be made in the manner previously provided. This instruction supersedes all prior instructions regarding the subject matter hereof.

Signature of Investor Date	Signature of Joint Investor or, Date for Qualified Plans, of Trustee/Custodian

You may not purchase additional units of TriLinc Global Impact Fund unless you meet the applicable suitability requirements set forth in the Company’s prospectus (as supplemented) at the time of purchase. Please consult your financial representative if you have had any material changes which might affect your ability to meet the applicable suitability requirements.

Once Complete Send To:

Regular Mail	Overnight Mail

Investment Processing Department	Investment Processing Department

c/o DST Systems, Inc.	c/o DST Systems, Inc.

P.O. Box 219731	430 W. 7th Street

Kansas City, MO 64121-9731	Kansas City, MO 64105

Financial Advisors: 877.907.1148	Financial Advisors: 877.907.1148

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the distribution of the securities being registered. All amounts are estimated.

Amount

SEC registration fee	$8,692.50
Accounting fees and expenses	15,000.00
Legal fees and expenses	65,000.00
Blue Sky fees and expenses	7,970.00
Printing and postage expenses	4,500.00
Miscellaneous	5,000.00

Total	$106,162.50

Item 15.	Indemnification of Managers and Officers.

Our organizational documents limit the liability of our managers and officers to us and our unitholders for monetary damages and generally require us to indemnify our managers, officers, our Advisor, and its affiliates for losses they may incur by reason of their service in that capacity. We will not provide that our sponsor, a manager, our Advisor or its affiliates (the “Indemnitee”) is held harmless for any loss or liability suffered by us unless all of the following conditions are met:

•	the Indemnitee has determined in good faith that the course of conduct that caused the loss or liability was in our best interests;
•	the Indemnitee was acting on our behalf or performing services for us;
•	in the case of an independent manager, the loss or liability was not the result of gross negligence or willful misconduct by the independent manager;
•	in the case of a manager other than an independent manager, our Advisor or one of its affiliates, the loss or liability was not the result of negligence or misconduct by the party seeking to be held harmless; and
•	the agreement to hold harmless is recoverable only out of our assets and not from our unitholders.

Furthermore, our organizational documents prohibit the indemnification of an Indemnitee for losses, liabilities or expenses arising from or out of an alleged violation of state or federal securities laws, unless one or more of the following conditions is met:

•	there has been a successful adjudication on the merits of each count involving alleged material securities law violations;
•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
•	a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authorities in states in which the securities were offered or sold as to indemnification for violations of securities law.

The Securities and Exchange Commission and certain states, take the position that indemnification against liabilities arising under the Securities Act of 1933 is against public policy and unenforceable.

Our operating agreement also provides that we shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any of our present or former managers or officers who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity
•	any individual who, while our manager or officer, and at our request, serves or served as a director, officer, partner or trustee of another partnership, corporation, joint venture, trust, employee benefit plan or other enterprise and who is made or is threatened to be made a party to a proceeding by reason of his or her service in that capacity; or
•	the Advisor or any of its affiliates acting as our agent.

These aforementioned rights to indemnification and advance of expenses vest immediately upon the appointment as a manger, officer, Advisor or affiliate.

Additionally, pursuant to our operating agreement, the advancement of funds to the Advisor or its affiliates for reasonable legal expenses and other costs incurred as a result of any legal action for which indemnification is being sought is permissible only if all of the following conditions are met:

•	the legal action relates to acts or omissions with respect to the performance of duties or services on our or our subsidiaries’ behalf;
•	the legal action is initiated by a third party who is not a unitholder or, if by a unitholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and
•	the Advisor or its affiliates undertake to repay the advanced funds to us, together with the applicable legal rate of interest thereon, if it is ultimately determined that such party is not entitled to indemnification.

We also purchase and maintain insurance on behalf of all our managers and executive officers against liability asserted against or incurred by them in their official capacities with us.

Item 16.	Exhibits.

The list of exhibits filed as part of this Registration on Form S-3 is submitted in the Exhibit Index following the signature page.

Item 17.	Undertakings

(a) The registrant undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any prospectus required by Section 10(a)(3) of the Securities Act; (2) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1), (2) and (3) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post- effective amendment by those clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b) The registrant undertakes (1) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (2) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) The registrant undertakes that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Securities Act or other than prospectuses filed in reliance on Rule 430A under the Securities Act, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Manhattan Beach, State of California, on March 31, 2017.

TriLinc Global Impact Fund, LLC

By:	/s/ Gloria S. Nelund
Name: Gloria S. Nelund
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gloria S. Nelund and Brent L. VanNorman to be their true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this Registration Statement and any and all amendments thereto (including post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

	Signatures	Title	Date

By:	/s/ Gloria S. Nelund	Chief Executive Officer, President, Manager and Chairman (Principal Executive Officer)	March 31, 2017
Gloria S. Nelund

By:	/s/ Brent L. VanNorman	Chief Operating Officer, Chief Financial Officer, Chief Compliance Officer, Secretary and Manager (Principal Financial and Accounting Officer)	March 31, 2017
Brent L. VanNorman

By:	/s/ Terry Otton	Independent Manager	March 31, 2017
Terry Otton

By:	/s/ Cynthia Hostetler	Independent Manager	March 31, 2017
Cynthia Hostetler

By:	/s/ R. Michael Barth	Independent Manager	March 31, 2017
R. Michael Barth

EXHIBIT INDEX

Exhibit No.	Description

4.1*	Second Amended and Restated Distribution Reinvestment Plan. Included herewith as Appendix A to the Prospectus.

5.1*	Opinion of Greenberg Traurig LLP as to the legality of the units being registered.

23.1*	Consent of Moss Adams LLP.

23.2	Consent of Greenberg Traurig LLP (contained in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney. Included herewith on the signature page to the Prospectus.

*	Filed herewith.